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                     October 18, 2022

       Brendan Brennan
       Chief Financial Officer
       ICON PLC
       South County Business Park
       Leopardstown
       Dublin 18, D18 X5R3, Ireland

                                                        Re: ICON PLC
                                                            Form 20-F for
Fiscal Year Ended December 31, 2021
                                                            Filed March 1, 2022
                                                            File No. 333-08704

       Dear Brendan Brennan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services